UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 30, 2009

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2009, pursuant to a Contribution and Sale Agreement dated October 26, 2009 (the “Purchase Agreement”) by and among Iconix Brand Group, Inc., a Delaware corporation (the “Registrant”), Seth Gerszberg (“SG”), Suchman LLC, a New Jersey limited liability company wholly owned by SG (“Suchman”), Yakira, L.L.C., a New Jersey limited liability company (“Yakira”), Ecko.Complex, LLC, a New Jersey limited liability company (“Ecko.Complex”), Zoo York LLC, a New Jersey limited liability company (“ZY”), and Zoo York THC LLC, a New Jersey limited liability company (“ZY THC” and, together with Yakira, Ecko.Complex and ZY, the “Ecko Companies”) and IP Holder LLC, now known as IP Holdings Unltd LLC (the “JV”), the Registrant consummated, through the JV, a transaction pursuant to which the Ecko Companies sold and/or contributed to the JV the Ecko portfolio of brands, including Ecko Unlimited, Marc Ecko, the Rhino logo, and Zoo York, in exchange for a 49% membership interest in the JV and $63,500,000 in cash contributed to the JV by the Registrant.  The Registrant owns a 51% membership interest in the JV through Icon JV Holdings LLC, a Delaware limited liability company wholly owned by the Registrant (“Icon Holdings”).

In accordance with the terms of the Purchase Agreement, the JV borrowed $90,000,000 from a third party, pursuant to a promissory note, to repay certain indebtedness of the Ecko Companies.  The loan bears interest at 7.5% per annum and, upon the occurrence of an event of default (as defined in the note), the per annum rate of interest increases to 9.5%. The note is payable in quarterly installments of $2,500,000 each, commencing on January 4, 2010.  All remaining unpaid principal, accrued and unpaid interest, fees, costs and expenses are due and payable on June 30, 2014.  The note may be prepaid at any time without the payment of any premium or penalty on prior notice to the noteholder.  Events of default under the note include, among other things, failure of the JV to make payments when due, failure of the JV to perform covenants or agreements under the note or the related security agreement (as described below), the assignment for the benefit of the JV’s creditors and the bankruptcy or insolvency of the JV.  The note is secured by the assets of the JV pursuant to the grant of security interest in patents, trademarks and licenses made by the JV in favor of the noteholder.  There is no recourse to the Registrant under the promissory note dated October 30, 2009 evidencing the $90,000,000 loan.

Additionally, the JV entered into (i) a license agreement (the “Core License Agreement”) with 3TAC, LLC, an affiliate of SG and Suchman, and (ii) a royalty agreement with Marc Ecko providing for the payment to Marc Ecko of 0.5% of net sales of Ecko products under the Core License Agreement and 5% of net revenues under third party license agreements to which the JV is the licensor.

In addition, the JV is governed by an operating agreement, pursuant to which, among other things,  Icon Holdings will be responsible for day to day management of the JV and Suchman will be the license manager of the JV.  The JV will be managed by a managing board of five individuals, three appointed by Icon Holdings and two by SG.  Certain material non-ordinary course decisions relating to the JV will require an 80% vote of the managing board.  Icon Holdings will control ordinary course decisions of the JV as a 51% member, as the administrative member and/or through certain decisions that are to be made only by Icon Holdings in accordance with the JV operating agreement.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to this Report.  The  Purchase Agreement has been included to, among other things, provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contain representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant's public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1*
Contribution and Sale Agreement dated October 26, 2009  by and among the Registrant, IP Holder LLC, now known as IP Holdings Unltd LLC, Seth Gerszberg, Suchman LLC, Yakira, L.L.C., Ecko.Complex, LLC,  Zoo York LLC and Zoo York THC LLC.

* The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”), copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date: November 5, 2009